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                                                                    EXHIBIT 21


                              LIST OF SUBSIDIARIES


     Exor Technologies, Inc.            Texas
     Sapient Australia Pty. Ltd.        Australia
     Sapient Securities Corporation     Massachusetts
     Sapient Limited                    United Kingdom
     Sapient Services Corporation       Delaware
     Studio Archetype, Inc.             California